TO:       The Board of Trustees of
          Mellon Funds Trust (the "Trust")

FROM:     Jeff Prusnofsky

RE:       Review of Compliance with Rule 10f-3 Procedures

DATE:     November 18, 2003

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     The following constitutes the required report of purchases of securities that were effected by certain Funds of the Trust pursuant to procedures as prescribed by Rule 10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), during the period August 1, 2003 through October 31, 2003.

     Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under Section 10(f).

     Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of a fund, including Mellon Financial Corporation or any of its affiliates and subsidiaries, concurrently is acting as a principal underwriter in connection with the offering of such securities to others.
The foregoing restriction applies even if the purchase is actually made from an underwriter unaffiliated with the fund. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a fund from "dumping" otherwise unmarketable securities on the fund.

     Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of Section 10(f). Rule 10f-3 permits a fund to purchase securities that would otherwise violate Section 10(f) if, among other things:

     1. the securities are registered under the Securities Act of 1933, or are municipal securities, certain Rule 144A securities, or certain foreign offerings;

     2. the securities are purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities, and if the securities are offered for subscription upon exercise of rights, the securities are purchased on or before the fourth day preceding the day on which the rights of offering terminate;

     3. the securities are offered pursuant to a firm commitment underwriting;

     4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

     5. the issuer of the securities has been in continuous operation for not less than three years with respect to securities that are part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public or purchased pursuant to a qualifying foreign or Rule 144A offering, or, with respect to municipal securities, the issuer meets certain rating requirements described in Rule 10f-3;

     6. the amount of securities of any class of such issue purchased by the fund, or by two or more funds having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

     7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.


     A Portfolio Manager for each of Mellon Balanced Fund, Mellon Bond Fund, Mellon Intermediate Bond Fund, Mellon National Intermediate Municipal Bond Fund and Mellon Massachusetts Intermediate Municipal Bond Fund has completed the attached reports and has informed us that the transactions comply with the Funds' Rule 10f-3 Procedures. The Procedures state that the Board must determine that any transactions engaged in by a Fund pursuant to Rule 10f-3 have been effected in compliance with the Procedures adopted by the Board with respect to such transactions. A copy of the Procedures previously adopted by the Board pursuant to Rule 10f-3 is contained in the Directors' Reference Manual that we have furnished you.

     We will discuss these transactions at the upcoming Board meeting.









10f3boardmemo.12.03.doc